UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2016

YOU ON DEMAND HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

375 Greenwich Street, Suite 516
New York, New York 10013
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

Frequency Networks, Inc. Joint Venture and Series A Preferred Stock Purchase

Joint Venture Agreement

On April 13, 2016, YOU On Demand, Inc. (the “Company”) and Frequency Networks, Inc. (“Frequency”) entered into a Joint Venture Agreement (the “JV Agreement”), pursuant to which the Company and Frequency have agreed to form a new jointly owned company (the “JVC”) to, among other things, launch Frequency in certain parts of Asia, undertake certain third party integrations and create over-the-top packages and digital networks that will aggregate both parties’ licensed content into branded, genre-specific channels.

Frequency is a cloud-based internet video service that aggregates and distributes video from thousands of the world’s top providers, including the leading TV and Multi-Channel Networks, and individual creators. TV, mobile and over-the-top operators use Frequency to deliver a complete internet video service to their subscribers. Frequency was founded by Blair Harrison in Los Angeles in 2010. Mr. Harrison previously founded FastTV, an early internet video search site, and was the CEO of online video entertainment site IFILM, sold to Viacom in 2005.

The JVC will have exclusive distribution rights for such channels and content in the JV territory (which includes Singapore, Brunei, Malaysia, Thailand, Indonesia, Philippines, Vietnam, Laos, Cambodia, Myanmar and China, including Hong Kong, Macao and Taiwan) and Frequency will have exclusive distribution rights for these channels outside the JV territory and will have certain obligations to provide such content to third parties and other vendors outside the JV territory.

The JVC’s share capital will be 49% owned by Frequency and 51% owned by the Company. Frequency’s initial contribution to the JVC shall be exclusive use of its platform and licensed content in the JV territory and the Company shall contribute certain licensed content, sales and marketing, and operating capital (to be determined by the Company).

The Company will be entitled to appoint 3 directors to the JVC’s board of directors and Frequency will be entitled to appoint 2 directors. The chairman shall be one of the directors appointed by the Company. Under the terms of the JV Agreement, certain corporate actions (“Reserved Matters”) require a board resolution voted for by at least one of the Frequency appointed directors and one of the Company’s appointed directors to be valid. Reserved Matters include, among other things, issuance of JVC shares, material changes to the articles of associations or bylaws, sale of the whole or a substantial part of the JVC, approval of annual budget and operating plan,any expansion of the operating and marketing territory of the JVC beyond the JV territory, material reorganization affecting the JVC, and any fundamental change to the nature of the business of the JVC.

Further, the Company and Frequency have agreed to create a three year business plan, which shall define the business objectives of the parties with respect to the JVC, and which shall be reviewed at least every twelve months. They have also agreed to act in good faith towards the other in order to promote the JVC’s success and to consult on matters materially affecting the development of the JVC’s business and the execution of the business plan. Each party shall use commercially reasonable efforts to ensure that the formation of the JVC is accomplished as soon as possible, but if the formation of the JVC has not occurred by May 31, 2016, the JV Agreement shall, unless otherwise agreed, automatically terminate and neither party shall have any claim of any nature whatsoever against the other party, provided, however, that in any event the Company shall have the exclusive right to enter into a joint venture with Frequency with respect to the JV territory for a period of 2 years.

In connection with the JV Agreement, Frequency also issued a 6-year warrant to the Company exercisable at any time into up to 3,000,000 shares of Frequency Preferred Stock for an exercise price of $0.42467 per share, subject to certain adjustments.

Series A Preferred Stock Purchase Agreement

On April 13, 2016, the Company and Frequency also entered into a Series A Preferred Stock Purchase Agreement (the “SPA”) for the purchase of 5,710,847 shares of Series A Preferred Stock, par value $0.001 per share, of Frequency (the “Frequency Preferred Stock”) for a total purchase price of $2 million. The shares of Frequency Preferred Stock are convertible into shares of Frequency common stock, par value $0.001 (“Frequency Common Stock”) at any time after the issuance upon the option of the holder on a one for one basis, subject to certain adjustment.

Each share of Frequency Preferred Stock is entitled to non-cumulative annual dividends at the rate of $0.02548 per annum, at the discretion of Frequency’s board of directors, and is convertible into one share of the Frequency Common Stock at any time by the Company, subject to adjustment for stock dividends, stock splits, and similar events. Each share of Frequency Preferred Stock is entitled to one vote as if converted into Frequency Common Stock. The holders of the outstanding Frequency Preferred Stock, as a class, will have the right to elect one member of the board of directors of Frequency. Each share of Frequency Preferred Stock will have a liquidation preference of $0.42467 per share plus any declared but unpaid dividends.

In connection with entering into the SPA, the Company also became party to Frequency’s Series A Preferred Stock Voting Agreement, Investors’ Rights Agreement and Right of First Refusal and Co-Sale Agreement (the “Ancillary Agreements”). The Ancillary Agreements, among other things, provide customary registration rights for the Frequency Common Stock issuable upon conversion of the Series A Preferred Stock, establishes voting agreements for director elections, and provides certain secondary rights of refusal and rights to participate in sales by other major Frequency Preferred Stock holders.

Nanjing Tops Game Co., Ltd. Investment

On April 13, 2016, the Company through its PRC subsidiary Tianjin Sevenstarflix Network Technology Limited (“SSF”), entered into an Game Right Assignment Agreement with Beijing Sun Seven Stars Cultural Development Limited (“SSS”), a PRC company and affiliate of the Company, for the acquisition of certain game IP rights (the “Game IP Rights”), for total fair value of approximately $2.7 million (RMB18 million). SSF then transferred the Game IP Rights to Nanjing Tops Game Co., Ltd. (“Topgame”) as a strategic investment in Topgame, a fast-growing PRC company specialized in the independent development and operation of online, stand-alone and other games as well as the distribution of domestic and overseas games, in exchange for 13% equity ownership in Topgame through a Capital Increase Agreement entered into on April 15, 2016 between SSF, Topgame and Topgame’s shareholders (the “Capital Increase Agreement”).

The Game IP Rights were acquired from SSS at fair value. Due to the related party nature of the transaction, the Company engaged an independent valuation firm to determine the fair value of the Game IP Rights. The transaction was approved by the Company’s Board of Directors (the “Board”), without directors Bruno Wu and Polly Wang, who did not vote because of their affiliate relationship with SSS.

Game Right Assignment Agreement

Under the terms of the Game Rights Assignment Agreement, SSS assigned the Game IP Rights, which consist of all of its rights in certain prospective animated movies (the “SSS Movies”) for the purpose of developing, producing and distributing Chinese-language games and video games of all formats and types including, but not limited to, card-based video games, mobile and internet games, role playing games, action role playing games, and massively multiplayer online role playing games based on the SSS Movies, to SSF. SSF paid SSS cash consideration of $2.7 million (RMB18 million) for the Game IP Rights. If any of the SSS Movies are not fully and finally developed and distributed to the public or if the name or description of the SSS Movies are changed or altered, SSS shall compensate the SSF for any direct losses incurred. The Game Rights Assignment Agreement also includes standard warranty, indemnification, and confidentiality terms.

Capital Increase Agreement

The Capital Increase Agreement transfers the Game IP Rights from SSF to Topgame, as an increase of Topgame’s registered capital, in exchange for 13% of Topgame’s equity. Topgame’s shareholders have approved of the capital increase and SSF as a new shareholder. Under the terms of the Capital Increase Agreement, SSF shall, within one month following the completion of the production of the SSS Movies, deliver to Topgame, among other things, the video files of the SSS Movies as well as related roles, figures, images, music, text, plots. Topgame has the right to make use of all the elements related to the SSS Movies for game adaption, unless otherwise agreed by SSF and Topgame. SSF’s delay of delivery, if any, is subject to the negotiations between the parties. SSF also undertakes and warrants to complete production, distribution and marketing of the SSS Movies and shall compensate Topgame for any and all economic losses incurred by Topgame as a result of any breach by SSF of such warranties.

The Capital Increase Agreement can be terminated with the mutual consent of the parties if it becomes inconsistent with the new laws and regulations that are enacted during the period between the execution of the Capital Increase Agreement and the completion of shareholder registration change, and the parties if the parties have failed to reach consensus on amending or modifying the Capital Increase Agreement pursuant to such new laws and regulations.

The foregoing description of the JV Agreement, SPA, Game Rights Assignment Agreement and Capital Increase Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of such agreements which we will file as exhibits to our next Quarterly Report on Form 10-Q.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The transactions contemplated by the terms of the JV Agreement, SPA, Game Rights Assignment Agreement and Capital Increase Agreement as referred to in Item 1.01 were approved by written consent of the holders of a majority of the Company’s outstanding shares of Series E Preferred Stock, as permitted by the Company’s Bylaws and Nevada law. The Series E Preferred Stock is not registered pursuant to Section 12(b) or 12(g) of the Securities Act of 1933, as amended. No proxy soliciting material was utilized in connection with the approval by written consent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU ON DEMAND HOLDINGS, INC.

Date: April 19, 2016	By:	/s/ Mingcheng Tao
Mingcheng Tao
Chief Executive Officer